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                                                                                            Exhibit 11
                              INTERNATIONAL MULTIFOODS CORPORATION AND SUBSIDIARIES
                                Computation of Earnings (Loss) Per Common Share
                                  (dollars in thousands, except per share amounts)

                                                                   Years Ended
                                       February 29,  February 28,  February 28,  February 28,  February 29,
                                           1996          1995          1994          1993          1992
Average shares of common
   stock outstanding                    17,964,688    17,974,156    18,910,748    19,281,578    19,493,251

Common stock equivalents                    81,630        17,446       104,338       245,973       386,992

Total common stock and equivalents
   assuming full dilution               18,046,318    17,991,602    19,015,086    19,527,551    19,880,243

Earnings (loss) before cumulative
   effect of accounting change             $24,075       $57,021      $(13,438)      $41,210      $ 39,100
Less dividends on preferred stock              260           167           174           180           184

Earnings (loss) before cumulative effect
   of accounting change applicable
   to common stock                         $23,815       $56,854      $(13,612)      $41,030      $ 38,916

Cumulative effect of accounting
   change, net of taxes                    $     -       $     -      $      -       $     -      $(17,133)

Earnings (loss) per share of common stock:
   Primary
     Before cumulative effect of
       accounting change                   $  1.33       $  3.16      $   (.72)      $  2.13      $   2.00
     Cumulative effect of accounting
       change, net of taxes                      -             -             -             -          (.88)
                                           $  1.33       $  3.16      $   (.72)      $  2.13      $   1.12
   Fully diluted
     Before cumulative effect of
       accounting change                   $  1.32       $  3.16      $   (.72)      $  2.10      $   1.96
     Cumulative effect of accounting
       change, net of taxes                      -             -             -             -          (.86)
                                           $  1.32       $  3.16      $   (.72)      $  2.10      $   1.10


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Primary earnings (loss) per share have been computed by dividing net earnings
(loss), after deduction of preferred stock dividends, by the weighted average number of shares of common stock outstanding during the year. Common stock options and other common stock equivalents have not entered into the primary earnings per share computations since their effect is not significant.

Fully diluted earnings (loss) per share have been computed assuming issuance of all shares for stock options deemed to be common stock equivalents, using the treasury stock method.